Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Revised Fourth Quarter and Year End 2017 Results
Improved year-over-year results driven by stronger specialty products contribution, improved fuels refining segment results, and continued benefits from organic self-help initiatives

INDIANAPOLIS — (PR NEWSWIRE) — April 2, 2018 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of petroleum-based specialty products, today reported revised results for the quarter and year ended December 31, 2017, as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions, except per unit data)
Net loss	$(83.6)	$(79.6)	$(103.8)	$(328.6)
Limited partners’ interest basic and diluted net loss per unit	$(1.06)	$(1.01)	$(1.31)	$(4.18)
Adjusted EBITDA	$41.2	$27.7	$317.2	$158.2
The Partnership’s $83.6 million Net loss for the fourth quarter 2017 included the impact of: (1) a $173.4 million net gain on sale from the divestitures of both the Superior, Wisconsin refinery (“Superior Refinery”) and Anchor Drilling Fluids USA, LLC; (2) $206.9 million non-cash impairment charges primarily related to the revaluation of the Partnership’s property, plant and equipment at several facilities; and (3) a $6.1 million adjustment related to allowances for bad debt reserves. Without these adjustments, Net loss for the fourth quarter 2017 would have been $44.0 million or $(0.56) per unit.
The Partnership’s $41.2 million Adjusted EBITDA for the fourth quarter 2017 included: (1) a $9.6 million favorable net impact related to lower of cost or market (“LCM”) inventory adjustments and last-in, first-out (“LIFO”) inventory layers; (2) a $12.9 million net expense related to enterprise resource planning (“ERP”) system expenses and realized hedging losses; and (3) a $6.1 million adjustment related to allowances for bad debt reserves. Without these impacts, Adjusted EBITDA for the fourth quarter 2017 would have been $50.6 million.
Investors are advised to review the annual results on Form 10-K filed today for further details of the results, as well as the investor relations section of our website where we have provided an updated investor presentation for the quarter. For detailed information on Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the nearest comparable GAAP measure for the periods presented above, please see the sections of this release entitled “Non-GAAP Financial Measures” and “Reconciliation of Net Loss To EBITDA, Adjusted EBITDA and Distributable Cash Flow.”
Management Commentary
“I am pleased to report that we have successfully turned the corner. We have delivered five consecutive quarters of improved earnings results on a year-over-year basis. We called our high-interest senior secured notes last month. We recently extended our corporate revolver to a new five-year term, which is a great sign that our lenders have recognized the positive steps we have taken to improve the Partnership’s operational and financial performance,” said Tim Go, Chief Executive Officer of Calumet. “While we are disappointed the implementation of our enterprise planning system has been more challenging than envisioned and has caused delays in the filings of our third and fourth quarters results, our momentum and forward outlook remains intact. At this time last year, I stated that 2017 was going to be our year to execute on our strategic efforts. Our management team and all of our employees have delivered on that promise. Our self-help program continued to structurally improve our base business and exceed the run-rate of our initial projections, and we made significant strides towards our long-term strategic goals. Our liquidity continued to strengthen, and our leverage has declined significantly from roughly 13 times Adjusted EBITDA last year to under five times today. We also continued to expand our high-value specialty products business through new product innovation, production capacity expansions, and by growing our branded products business.”
Go continued, “On the strategic front, 2017 was a very important year for Calumet, as we completed the divestitures of two significant non-core assets during the period: our Superior Refinery and our oilfield services business. These transactions will reduce volatility in our business and allow Calumet to focus on our core specialties business. Further, the proceeds from these transactions will allow us to retire our high-yield senior secured notes, with an expected closing date of April 9th.”
Go concluded, “As we look forward, we need to carry the momentum we have generated into 2018 and beyond. We remain committed to driving further self-help across our portfolio and have set a 2018 target to realize an additional $40 to $50 million in Adjusted EBITDA. This will be driven by new product growth, margin enhancements and cost savings, some of which we have identified through our newly implemented ERP system. All of these initiatives will be key to our efforts to further reduce balance sheet leverage and enhance our profitability as we work to transform the business and execute our vision to become the premier specialty petroleum products company in the world.”

Specialty Products Segment | Results Summary

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$64.2	$59.3	$319.2	$338.1
Specialty products segment Adjusted EBITDA	$30.8	$28.0	$186.5	$188.9
Specialty products segment gross profit per barrel	$30.07	$25.30	$33.93	$34.57
Specialty products segment Adjusted EBITDA Margin	9.8%	9.2%	14.3%	15.1%
During the fourth quarter 2017, total specialty products segment gross profit increased 8.3% compared to the year-ago period, driven by healthier market conditions, offset somewhat by rising crude feedstock costs. Adjusted EBITDA for the fourth quarter 2017 was $30.8 million, which was a 10.0% improvement compared to the year-ago period, despite the lower sales volumes associated with the lubes turnaround at Shreveport. Specialty products segment gross profit per barrel in the period was $30.07, which grew 18.9% compared to last year’s comparable quarter despite a nearly nine dollars per barrel increase in the cost of West Texas Intermediate (“WTI”) during the fourth quarter. The segment’s Adjusted EBITDA Margin for the fourth quarter was 9.8% versus 9.2% for the prior year comparable period, despite some additional charges associated with the ERP implementation. The segment also benefited from a $2.5 million favorable LCM inventory adjustment, which was partially offset by a $2.1 million LIFO inventory liquidation loss.
During fiscal year 2017, total specialty products sales volumes decreased 3.8% year-over-year, driven primarily by supply-chain disruptions that took place in the third quarter and the lubes turnaround at Shreveport in the fourth quarter. Specialty products segment Adjusted EBITDA decreased slightly due to consistently rising feedstock costs throughout 2017 and decreased sales volumes, partially offset by record volume and profit performance in the higher-margin packaged and synthetic specialty products and record throughput at the Cotton Valley refinery. Specialty products segment gross profit per barrel during fiscal year 2017 of $33.93 was down slightly compared to 2016 gross profit per barrel of $34.57, primarily due to the increase in the price of crude. On an annual basis, the specialty products segment’s Adjusted EBITDA Margin was 14.3% in 2017, compared to 15.1% in 2016, which was due to the higher price of crude and the additional charges associated with the ERP implementation. Specialty products segment performance for 2017 was also impacted by a $10.9 million favorable LCM inventory adjustment and a $3.0 million LIFO inventory liquidation loss.
Fuel Products Segment | Results Summary

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit	$33.1	$13.2	$179.0	$48.2
Fuel products segment Adjusted EBITDA	$10.7	$3.2	$127.8	$(10.1)
Fuel products segment gross profit per barrel (excluding hedging activities)	$4.07	$1.19	$4.61	$0.96
During the fourth quarter 2017, improved fuel products segment gross profit performance was driven primarily by a 41.3% year-over-year increase in the benchmark Gulf Coast 2/1/1 crack spread, better product mix, and improved distribution channels. Fuel products segment sales volumes decreased by 23.2% primarily as a result of the sale of the Partnership’s Superior Refinery during the fourth quarter. Quarterly Adjusted EBITDA and gross profit per barrel materially increased relative to the year-ago period, driven by a year-over-year increase in benchmark refined product margins and improved local rack differentials, offset somewhat by lower volumes and the additional charges associated with the ERP implementation. Fuel products segment performance for the fourth quarter 2017 was also impacted by a favorable LCM inventory adjustment of $11.6 million and a LIFO inventory liquidation loss of $0.8 million.
Gross profit for the fiscal year increased by nearly 300% to $179.0 million, as average refining margins rebounded meaningfully from the prior year levels, and initiatives to improve fuels profitability at the Shreveport refinery led to better capture and record premium gasoline sales. Fuel products segment results for fiscal year 2017 were positively impacted by a 36.0% average year-over-year improvement in the benchmark Gulf Coast 2/1/1 crack spread, lower RFS compliance costs and record production and record Canadian crude runs at the Great Falls refinery, offset somewhat by the additional charges associated with the ERP implementation. For fiscal year 2017, total fuel products sales volumes were down slightly year-over-year. Also, the segment was impacted by a favorable LCM inventory adjustment of $19.7 million as well as a LIFO inventory liquidation loss of $0.7 million during fiscal year 2017.
Discontinued Operations Oilfield Services| Results Summary

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions, except per barrel data)
Discontinued operations gross profit	$10.0	$8.0	$60.5	$22.0
Discontinued operations Adjusted EBITDA	$(0.3)	$(3.5)	$2.9	$(20.6)
U.S. land-based rig counts continued to improve relative to 2016 levels, experiencing a 41.2% increase across 2017. The rise in land-based rig count caused quarterly gross profit to increase to $10.0 million, compared to $8.0 million in the fourth quarter 2016, despite only retaining the asset for a portion of the quarter. Adjusted EBITDA of ($0.3) million improved relative to the $3.5 million loss experienced in the prior year period, despite the negative impacts of a $1.6 million unfavorable LCM inventory adjustment, that outpaced the LCM adjustment from the prior-year period. For the full-year, segment gross profit increased 175.0% to $60.5 million, and annual Adjusted EBITDA improved markedly to $2.9 million compared to the $20.6 million loss exhibited in the year prior. Improved results were driven by increased drilling activity, and the continued benefits of cost-containment efforts by the business segment. Calumet sold the oilfield services segment on November 21, 2017 and thus results from this segment are now included in discontinued operations.
Partnership Liquidity
As of December 31, 2017, the Partnership had availability under its revolving credit facility of approximately $252.0 million, based on a borrowing base of approximately $319.0 million, $67.3 million in outstanding standby letters of credit and $0.2 million in outstanding borrowings. In addition, the Partnership had $514.3 million of cash on hand (including $350.0 million of restricted cash held for the purpose of redeeming the senior secured notes) as of December 31, 2017. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.
2018 Outlook

•
For fiscal 2018, total capital spending is expected to be between $80 million and $90 million. Included in the forecast is maintenance capital, expected turnaround activity at the Great Falls and Shreveport refineries and smaller growth capital projects.

•
The Partnership remains on schedule to achieve the high end of its $150 million to $200 million in Adjusted EBITDA operations excellence initiative objectives by the end of 2018, with a projected $40 million to $50 million expected to be realized during fiscal year 2018. The Partnership is unable to provide a reconciliation of these projected Adjusted EBITDA amounts to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

First Quarter 2018 Timing Expectations
West Griffin, Executive Vice President & Chief Financial Officer of Calumet, concluded, “In regards to our first quarter filing expectations, we plan to issue our earnings release concurrent with the filing of the fiscal first quarter 10-Q. Our first priority is the integrity of our numbers; secondarily we will prioritize the timely reporting of our results.”
2018 Renewable Fuel Standard (“RFS”) Compliance Impact Forecast
The Partnership records its outstanding Renewable Identification Numbers (“RINs”) obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be up to 85 million RINs for the full-year 2018, excluding the potential for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency (“EPA”) to any of the Partnership's fuel refineries at a later time. Calumet expects to be able to satisfy a portion of its 2018 gross RINs obligation through internal blending efforts.

Operations Summary

The following table sets forth information about our combined operations, excluding the results of discontinued operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In bpd)		(In bpd)
Total sales volume (1)	111,522	140,521	132,082	140,180
Total feedstock runs (2)	108,415	132,271	128,624	134,163
Facility production: (3)
Specialty products:
Lubricating oils	13,155	15,373	14,606	14,697
Solvents	7,589	6,901	7,761	7,427
Waxes	1,381	1,728	1,423	1,571
Packaged and synthetic specialty products (4)	1,720	1,816	2,206	1,777
Other	1,177	1,835	1,811	1,850
Total	25,022	27,653	27,807	27,322

Fuel products:
Gasoline	29,461	39,719	35,713	37,713
Diesel	28,985	33,670	33,277	34,808
Jet fuel	4,054	5,806	5,368	5,306
Asphalt, heavy fuel oils and other	22,550	26,838	29,396	29,780
Total	85,050	106,033	103,754	107,607
Total facility production (3)	110,072	133,686	131,561	134,929

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

(2)	Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and the production of finished products and volume loss.

(4)	Represents production of branded and packaged specialty products, including the products from the Royal Purple, Bel-Ray and Calumet Packaging facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the consolidated statements of operations and consolidated statements of cash flows for the three months and years ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions)		(In millions)
Derivative gain reflected in sales	$—	$14.1	$—	$59.7
Derivative loss reflected in cost of sales	—	(16.9)	—	(53.3)
Derivative gain (loss) reflected in gross profit	$—	$(2.8)	$—	$6.4

Realized loss on derivative instruments	(6.0)	(3.9)	(13.2)	$(24.0)
Unrealized gain (loss) on derivative instruments	1.4	(3.6)	3.6	19.9
Total derivative gain (loss) reflected in the consolidated statements of operations	$(4.6)	$(10.3)	$(9.6)	$2.3
Total loss on commodity derivative settlements	$(6.0)	$(3.9)	$(13.2)	$(24.0)
About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products as well as produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures and projected cost reduction initiatives and margin enhancing measures to reduce balance sheet leverage and increase cash flow, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures, (iv) estimated capital expenditures and (v) our expectation regarding the timing of the issuance of our earnings release and Form 10-Q. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products and fuels products that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted EBITDA Margin. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash provided by (used in) operating activities, our most directly comparable liquidity measure. Both Net loss and Net cash provided by (used in) operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted EBITDA Margin are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions and interest costs. We believe that excluding these transactions allows investors to meaningfully analyze trends and performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance costs), income taxes and depreciation and amortization.

We define Adjusted EBITDA for any period as: (1) net income (loss) plus (2)(a) interest expense (including debt issuance and extinguishment costs); (b) income taxes; (c) depreciation and amortization; (d) impairment; (e) unrealized losses from mark to market accounting for hedging activities; (f) realized gains under derivative instruments excluded from the determination of net income (loss); (g) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (h) debt refinancing fees, premiums and penalties, (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit).

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by sales.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this press release are consistent with the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”), our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015 and our 11.50% senior secured notes due January 15, 2021 (the “2021 Secured Notes”), that were issued in April 2016. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes, 2023 Notes and 2021 Secured Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to Net loss, Operating income (loss), Net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to net cash provided by (used in) operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Sales	$883.8	$909.8	$3,763.8	$3,474.3
Cost of sales	786.5	837.3	3,265.6	3,088.0
Gross profit	97.3	72.5	498.2	386.3
Operating costs and expenses:
Selling	19.9	17.1	65.7	69.8
General and administrative	35.4	28.8	138.7	105.8
Transportation	35.7	38.7	137.1	154.3
Taxes other than income taxes	7.3	5.3	24.1	19.3
Asset impairment	206.9	2.3	207.3	35.7
Gain on the sale of business, net	(236.0)	—	(236.0)	—
Other	(3.5)	0.4	3.3	1.7
Operating income (loss)	31.6	(20.1)	158.0	(0.3)
Other income (expense):
Interest expense	(47.3)	(44.0)	(183.1)	(161.7)
Loss on derivative instruments	(4.6)	(7.5)	(9.6)	(4.1)
Loss from unconsolidated affiliates	—	(0.1)	—	(18.3)
Loss on sale of unconsolidated affiliates	—	—	—	(113.4)
Other	1.7	(0.3)	3.3	1.2
Total other expense	(50.2)	(51.9)	(189.4)	(296.3)
Net loss before income taxes from continuing operations	(18.6)	(72.0)	(31.4)	(296.6)
Income tax expense (benefit) from continuing operations	0.1	(0.5)	(0.1)	0.2
Net loss from continuing operations	$(18.7)	$(71.5)	$(31.3)	$(296.8)
Net loss from discontinued operations, net of taxes	(64.9)	(8.1)	(72.5)	(31.8)
Net loss	$(83.6)	$(79.6)	$(103.8)	$(328.6)
Allocation of net loss:
Net loss	$(83.6)	$(79.6)	$(103.8)	$(328.6)
Less:
General partner’s interest in net loss	(1.7)	(1.6)	(2.1)	(6.6)
Net loss available to limited partners	$(81.9)	$(78.0)	$(101.7)	$(322.0)
Weighted average limited partner units outstanding:
Basic and diluted	77,784,534	77,351,593	77,598,950	77,043,935

Limited partners’ interest basic and diluted net loss per unit:
From continuing operations	$(0.24)	$(0.91)	$(0.40)	$(3.77)
From discontinued operations	(0.82)	(0.10)	(0.91)	(0.41)
Limited partners’ interest	$(1.06)	$(1.01)	$(1.31)	$(4.18)
Cash distributions declared per limited partner unit from continuing operations	$—	$—	$—	$0.685

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$164.3	$4.2
Restricted cash	350.0	—
Accounts receivable, net	354.1	204.9
Inventories	314.4	357.8
Derivative assets	—	0.8
Prepaid expenses and other current assets	8.7	10.6
Discontinued operations, current assets	—	62.6
Total current assets	1,191.5	640.9
Property, plant and equipment, net	1,159.2	1,632.4
Investment in unconsolidated affiliates	35.0	9.6
Goodwill	171.4	177.2
Other intangible assets, net	107.9	133.5
Other noncurrent assets, net	23.8	40.3
Discontinued operations, noncurrent assets	—	91.3
Total assets	$2,688.8	$2,725.2
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$282.3	$275.9
Accrued interest payable	52.5	52.5
Accrued salaries, wages and benefits	35.9	11.1
Other taxes payable	16.1	20.4
Obligations under inventory financing agreements	103.1	—
Other current liabilities	73.7	99.6
Current portion of long-term debt	354.1	3.5
Derivative liabilities	6.0	14.8
Discontinued operations, current liabilities	2.0	20.4
Total current liabilities	925.7	498.2
Pension and postretirement benefit obligations	3.1	11.3
Other long-term liabilities	1.9	3.3
Long-term debt, less current portion	1,638.2	1,993.7
Total liabilities	2,568.9	2,506.5
Commitments and contingencies
Partners’ capital:
Partners’ capital	127.1	227.0
Accumulated other comprehensive loss	(7.2)	(8.3)
Total partners’ capital	119.9	218.7
Total liabilities and partners’ capital	$2,688.8	$2,725.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2017	2016

Operating activities
Net loss	$(103.8)	$(328.6)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Net loss from discontinued operations	72.5	31.8
Depreciation and amortization	154.8	152.0
Amortization of turnaround costs	24.3	33.2
Non-cash interest expense	10.2	9.6
Unrealized gain on derivative instruments	(3.6)	(19.9)
Asset impairment	207.3	35.7
Equity based compensation	11.6	5.6
Lower of cost or market inventory adjustment	(30.6)	(38.4)
Loss from unconsolidated affiliates	—	18.3
Loss on sale of unconsolidated affiliates	—	113.4
Gain on sale of business, net	(236.0)	—
Other non-cash activities	10.2	5.4
Changes in assets and liabilities:
Accounts receivable	(158.9)	(38.9)
Inventories	(8.5)	41.5
Prepaid expenses and other current assets	(0.8)	(4.2)
Derivative activity	(0.5)	(19.0)
Turnaround costs	(14.5)	(8.7)
Other assets	(0.5)	(0.6)
Accounts payable	70.6	18.4
Accrued interest payable	0.9	21.4
Accrued salaries, wages and benefits	18.0	(17.8)
Other taxes payable	0.9	3.6
Other liabilities	(24.2)	(16.6)
Pension and postretirement benefit obligations	(2.7)	(2.0)
Net cash (used in) provided by discontinued operating activities	(23.2)	8.9
Net cash (used in) provided by operating activities	(26.5)	4.1
Investing activities
Additions to property, plant and equipment	(70.0)	(139.2)
Investment in unconsolidated affiliates	—	(45.7)
Proceeds from sale of unconsolidated affiliates	—	29.0
Proceeds from sale of property, plant and equipment	0.3	1.7
Proceeds from sale of business, net	484.5	—
Net cash provided by discontinued investing activities	38.6	—
Net cash (used in) provided by investing activities	453.4	(154.2)
Financing activities
Proceeds from borrowings — revolving credit facility	901.2	1,187.1
Repayments of borrowings — revolving credit facility	(911.2)	(1,287.9)
Proceeds from borrowings — senior notes	—	393.1
Repayments of borrowings — related party note	—	(75.0)
Payments on capital lease obligations	(2.5)	(8.5)
Proceeds from inventory financing agreements	100.1	—
Proceeds from (payments on) other financing activities	(2.3)	8.5
Debt issuance costs	(2.2)	(11.4)
Contributions from Calumet GP, LLC	0.1	0.2
Distributions to partners	—	(57.4)
Net cash provided by financing activities	83.2	148.7
Net increase (decrease) in cash, cash equivalents and restricted cash	510.1	(1.4)
Cash, cash equivalents and restricted cash at beginning of period	4.2	5.6
Cash, cash equivalents and restricted cash at end of period	$514.3	$4.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET LOSS
TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net loss	$(83.6)	$(79.6)	$(103.8)	$(328.6)
Add:
Interest expense	47.3	44.0	183.1	161.7
Depreciation and amortization	37.9	44.0	168.5	171.1
Income tax benefit	—	(0.6)	(1.1)	(7.7)
EBITDA	$1.6	$7.8	$246.7	$(3.5)
Add:
Unrealized (gain) loss on derivative instruments	$(1.4)	$3.6	$(3.6)	$(19.9)
Realized gain (loss) on derivatives, not included in net loss or settled in a prior period	—	2.8	—	(6.4)
Amortization of turnaround costs	3.9	7.9	24.3	33.2
Impairment charges (1)	206.9	2.5	207.3	35.9
Loss on sale of unconsolidated affiliate	—	—	—	113.9
Gain on the sale of businesses, net	(173.4)	—	(173.4)	—
Non-cash equity-based compensation and other items	3.6	3.1	15.9	5.0
Adjusted EBITDA	$41.2	$27.7	$317.2	$158.2
Less:
Replacement and environmental capital expenditures (2)	$20.9	$9.4	$42.0	$29.3
Cash interest expense (3)	44.7	41.6	172.9	152.1
Turnaround costs	3.2	—	14.5	8.7
Loss from unconsolidated affiliates	—	—	(0.4)	(18.5)
Income tax benefit	—	(0.6)	(1.1)	(7.7)
Distributable Cash Flow	$(27.6)	$(22.7)	$89.3	$(5.7)

(1)
Impairment charges for 2017 primarily relate to $59.2 million of long-lived asset impairment charges related to the specialty products segment and $147.0 million of long-lived asset impairment charges related to the fuel products segment.

Impairment charges for the full year 2016 include $34.8 million of goodwill impairment charges related to the specialty and fuel products segments, $0.9 million of long-lived assets impairment charges related to the specialty and fuel products segments, and $0.2 million impairment charge related to one of our equity method investments.

(2)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(3)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In millions)

	Year Ended December 31,
	2017	2016
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by (used in) operating activities:	(Unaudited)
Distributable Cash Flow	$89.3	$(5.7)
Add:
Replacement and environmental capital expenditures (1)	42.0	29.3
Cash interest expense (2)	172.9	152.1
Turnaround costs	14.5	8.7
Loss from unconsolidated affiliates	(0.4)	(18.5)
Income tax benefit	(1.1)	(7.7)
Adjusted EBITDA	$317.2	$158.2
Less:
Unrealized gain on derivative instruments	$(3.6)	$(19.9)
Realized loss on derivatives, not included in net loss or settled in a prior period	—	(6.4)
Amortization of turnaround costs	24.3	33.2
Impairment charges (3)	207.3	35.9
Loss on sale of unconsolidated affiliate	—	113.9
Gain on the sale of businesses, net	(173.4)	—
Non-cash equity-based compensation and other items	15.9	5.0
EBITDA	$246.7	$(3.5)
Add:
Unrealized gain on derivative instruments	$(3.6)	$(19.9)
Cash interest expense (2)	(172.9)	(152.1)
Gain on the sale of businesses, net	(173.4)	—
Asset impairment	207.3	35.7
Lower of cost or market inventory adjustment	(30.6)	(39.2)
Equity-based compensation	11.6	5.6
Loss from unconsolidated affiliates	0.4	18.7
Loss on sale of unconsolidated affiliates	—	113.4
Amortization of turnaround costs	24.3	33.2
Income tax benefit	1.1	7.7
Changes in assets and liabilities:
Accounts receivable	(200.7)	(28.4)
Inventories	(18.1)	49.6
Other current assets	(0.5)	(3.5)
Turnaround costs	(14.5)	(8.7)
Derivative Activity	(0.5)	(19.0)
Other assets	(0.5)	(0.6)
Accounts payable	94.1	21.4
Accrued interest payable	0.9	21.4
Other current liabilities	(5.3)	(31.1)
Other	7.7	3.4
Net cash provided by (used in) operating activities	$(26.5)	$4.1

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

(3)
Impairment charges for 2017 primarily relate to $59.2 million of long-lived asset impairment charges related to the specialty products segment and $147.0 million of long-lived asset impairment charges related to the fuel products segment.

Impairment charges for the full year 2016 include $34.8 million of goodwill impairment charges related to the specialty and fuel products segments, $0.9 million of long-lived assets impairment charges related to the specialty and fuel products segments, and $0.2 million impairment charge related to one of our equity method investments.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET LOSS
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of Segment Adjusted EBITDA to Net loss:	(Unaudited)
Segment Adjusted EBITDA:
Specialty products Adjusted EBITDA	$30.8	$28.0	$186.5	$188.9
Fuel products Adjusted EBITDA	10.7	3.2	127.8	(10.1)
Discontinued operations Adjusted EBITDA	(0.3)	(3.5)	2.9	(20.6)
Total segment and discontinued operations Adjusted EBITDA	$41.2	$27.7	$317.2	$158.2
Less:
Unrealized (gain) loss on derivative instruments	$(1.4)	$3.6	$(3.6)	$(19.9)
Realized gain (loss) on derivatives, not included in net loss or settled in a prior period	—	2.8	—	(6.4)
Amortization of turnaround costs	3.9	7.9	24.3	33.2
Impairment charges (1)	206.9	2.5	207.3	35.9
Loss on sale of unconsolidated affiliate	—	—	—	113.9
Gain on sale of businesses, net	(173.4)	—	(173.4)	—
Non-cash equity-based compensation and other items	3.6	3.1	15.9	5.0
EBITDA	$1.6	$7.8	$246.7	$(3.5)
Less:
Interest expense	$47.3	$44.0	$183.1	$161.7
Depreciation and amortization	37.9	44.0	168.5	171.1
Income tax benefit	—	(0.6)	(1.1)	(7.7)
Net loss	$(83.6)	$(79.6)	$(103.8)	$(328.6)

(1)
Impairment charges for 2017 primarily relate to $59.2 million of long-lived asset impairment charges related to the specialty products segment and $147.0 million of long-lived asset impairment charges related to the fuel products segment.

Impairment charges for the full year 2016 include $34.8 million of goodwill impairment charges related to the specialty and fuel products segments, $0.9 million of long-lived assets impairment charges related to the specialty and fuel products segments, and $0.2 million impairment charge related to one of our equity method investments.